Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

Liberty Global Acquires a 6.4% Stake in ITV, the Leading Commercial Broadcaster in the U.K.

Denver, Colorado - July 17, 2014:

Acquisition of ITV Shares

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today that it has acquired 259.8 million shares in ITV plc (“ITV”) from British Sky Broadcasting Group plc for total consideration of approximately GBP 481 million. As a result of this investment, Liberty Global will own approximately 6.4% of ITV.

Mike Fries, Liberty Global’s Chief Executive Officer, commented “This is an opportunistic and attractive investment for us in our largest cable market. ITV is the leading commercial broadcaster in the U.K. and we're excited to be shareholders.”

Liberty Global intends to finance the acquisition of ITV shares through a combination of a loan linked to a hedging transaction that would be secured by ITV shares and existing liquidity. With this level of investment, no regulatory approvals are required.

U.K. Takeover Code Note

Liberty Global confirms that it does not intend to make an offer to acquire ITV.

Although Liberty Global does not intend to make such an offer, for the purposes of Rule 2.8 of the City Code on Takeovers and Mergers (the “Code”), Liberty Global does reserve the right, in the circumstances set out in Note 2 to Rule 2.8 of the Code or with the consent of the Takeover Panel, to announce an offer or possible offer or make or participate in an offer or possible offer for ITV (and/or take any other action which would otherwise be restricted by Rule 2.8 of the Code) within the next six months following the date of this announcement. A copy of this announcement will be made available on Liberty Global’s website.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 25 million customers subscribing to 49 million television, broadband internet and telephony services at March 31, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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